Exhibit E

April 18, 2006

Development	Bank of Japan,
9-1,	Otemachi 1-chome,
Chiyoda-ku,	Tokyo 100-0004,
Japan.

Re:	Development Bank of Japan — Registration Statement

Dear Sirs:

We hereby consent to the references to us under the headings “Description of the Debt Securities and Guarantee—United States Taxation” and “Validity of Securities” in the Prospectus included in the Registration Statement filed by the Development Bank of Japan and Japan with the Securities Exchange Commission under the Securities Act of 1933 on April 18, 2006.

In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Sullivan & Cromwell